Exhibit 99.16

MADISON DEARBORN CAPITAL PARTNERS VII-A, L.P.

MADISON DEARBORN CAPITAL PARTNERS VII-C, L.P.

MADISON DEARBORN CAPITAL PARTNERS VII EXECUTIVE-A, L.P.

c/o Madison Dearborn Partners

70 W. Madison St. Suite 4600

Chicago, Illinois 60602

July 23, 2018

MH JV Holdings, L.P,

c/o Madison Dearborn Partners

70 W. Madison St. Suite 4600

Chicago, Illinois 60602

Ladies and Gentlemen:

Reference is made to the Subscription Agreement, dated as of July 23, 2018 (as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Subscription Agreement”) by and among Evergreen Parent, L.P., a Delaware limited partnership (“Parent” or the “Partnership”), MH JV Holdings, L.P., a Delaware limited partnership (“Investor“), K-Z Evergreen, LLC, a Delaware limited liability company (solely for purposes of Sections 2.2, 7 and 11 thereof) (“KZ LLC”) and Trident Pine Acquisition LP, a Delaware limited partnership (solely for purposes of Sections 2.2, 2.6, 7 and 11 thereof) (“Trident”) and the Agreement and Plan of Merger, dated as of March 1, 2018 (as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”), by and among Parent, Evergreen Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and AmTrust Financial Services, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Subscription Agreement.

Section 1. Commitments.

(a) Closing Commitment. Madison Dearborn Capital Partners VII-A, L.P., Madison Dearborn Capital Partners VII-C, L.P., and Madison Dearborn Capital Partners VII Executive-A, L.P., each a Delaware limited partnership (collectively, the “MDP VII Funds”) hereby commit, severally but not jointly, and subject to the terms and conditions set forth in Section 3(a) hereof, that, immediately prior to the Investment Closing, each shall agree to fund the amounts set forth opposite their names on Schedule 1 (each, the applicable “Closing Commitment”) to Investor solely to allow Investor to pay a portion of the aggregate consideration in respect of the LP Interests required to be paid by Investor at the Investment Closing in connection with the transactions contemplated by the Subscription Agreement. The amount of the Closing Commitments to be funded under this commitment letter immediately prior to the Closing may, upon the prior written consent of Parent, be reduced dollar for dollar on a pro rata basis along with any reduction to the aggregate consideration in respect of the LP Interests required to be paid by Investor under the Subscription Agreement pursuant to the terms thereof.

(b) Covenants of the MDP VII Funds.

(i) In accordance with applicable Law, each of the MDP VII Funds shall use its reasonable best efforts to provide information, take reasonable actions similar to those taken by Trident and otherwise reasonably cooperate with Parent (including by filing disclaimers of control with respect to the Company or the Company Subsidiaries and executing other documents and instruments requested by Governmental Entities), in each case solely to the extent reasonably requested by Parent (including by filing disclaimers of control with respect to the Company or the Company Subsidiaries and executing other documents and instruments requested by Governmental Entities), with respect to the obtaining of all consents, approvals, authorizations or waivers of Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Merger Agreement (it being understood that neither Investor nor any MDP VII Fund shall have any independent obligation to determine actions required to be taken in connection therewith and shall be entitled to rely on responding and acting in accordance with the reasonable requests of Parent when taking actions to comply with this Section 1(b)); provided that nothing herein shall require any MDP VII Fund or any of their respective Affiliates to take any action (x) that would reasonably be expected to have the effect of limiting such MDP VII Fund’s or its Affiliate’s governance, information or other rights or obligations with respect to Investor or (y) with respect to any entity other than Investor (other than providing information).

(ii) Notwithstanding anything to the contrary in this commitment letter, with respect to the Required Regulatory Approvals (as defined in the Merger Agreement), none of the MDP VII Funds shall be obligated to take or refrain from taking, or to agree to it or its Affiliates taking or refraining from taking, any action, or to permitting or suffering to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements imposed by with respect to the Required Regulatory Approvals would or would reasonably be expected to result in a Burdensome Condition (as defined in the Merger Agreement); provided that the MDP Funds shall, to the extent reasonably requested by Parent, file disclaimers of control with respect to the Company or the Company Subsidiaries to the extent required by Section 1(b)(i).

(iii) The MDP VII Funds agree to use reasonable best efforts to promptly provide to Parent any information about the MDP VII Funds or their Affiliates that Parent or the Company reasonably determines upon the advice of counsel is required to be included in the Proxy Statement, Schedule 13E-3 or any other any other filing or notification with any Governmental Authorities in connection with the Merger and the transactions contemplated by the Merger Agreement, the Subscription Agreement and this commitment letter.

Section 2. Use of Proceeds. The proceeds of the Closing Commitment will be used by Investor solely for the purposes set forth in Section 1(a) hereof.

Section 3. Conditions.

(a) Closing Commitment Conditions. The MDP VII Funds’ obligation to fund the portion of the Closing Commitment applicable to them is subject to, and conditioned upon: (A) the execution and delivery of the Subscription Agreement by Parent; (B) the continued satisfaction in full or waiver by Investor of all conditions in Sections 2.1 of the Subscription Agreement upon the date the Investment Closing is required to have occurred pursuant to Section 2.1 of the Subscription Agreement (other than conditions that by their nature are to be satisfied at the Investment Closing but provided such conditions are satisfied at the Investment Closing or waived by Investor at the Investment Closing); (C) the substantially concurrent funding or consummation of the transactions contemplated pursuant to (i) the commitment letter from Trident to Parent and back-to-back commitment letters from each of Trident VII, L.P., Trident VII Parallel Fund, L.P., Trident VII DE Parallel Fund, L.P. and Trident VII Professionals Fund, L.P. to Trident (collectively, the “Trident Equity Commitment Letters”), (ii) the commitment letter from K-Z LLC to Parent and back-to-back commitment letters from each of Barry Zyskind, George Karfunkel and Leah Karfunkel to K-Z LLC (collectively, the “K-Z LLC Equity Commitment Letters”) and (iii) the Rollover Agreement; provided, that the failure of the condition in this clause (C) to be satisfied shall not limit Investor’s or Parent’s ability to seek to enforce the obligations of the MDP VII Funds hereunder in accordance with the terms hereof if (x) Parent, or the Company, is also concurrently seeking enforcement of the Trident LLC Equity Commitment Letters and K-Z LLC Equity Commitment Letters to the extent not funded (and the contemporaneous funding thereof) and the Rollover Agreement (and the contemporaneous contribution of Company common stock to Parent thereunder) or (y) each of Trident, Trident VII, L.P., Trident VII Parallel Fund, L.P., Trident VII DE Parallel Fund, L.P. and Trident VII Professionals Fund, L.P., K-Z LLC, Barry Zyskind, George Karfunkel, Leah Karfunkel and the Rollover Stockholders has satisfied, or is prepared to satisfy, its obligations under the Trident LLC Equity Commitment Letters, K-Z LLC Equity Commitment Letters or the Rollover Agreement, as applicable; and (D) (I) the contemporaneous consummation of the Investment Closing pursuant to Section 2.1 of the Subscription Agreement or a final, non-appealable and binding order or judgment awarding specific performance to cause Investor to consummate the Investment Closing pursuant to Sections 13.4 of the Subscription Agreement and (II) the substantially contemporaneous consummation of the Closing pursuant to Section 2.03 of the Merger Agreement or a final, non-appealable and binding order or judgement awarding specific performance to cause Parent to consummate the Closing pursuant to Sections 8.06(c) and 8.06(d) of the Merger Agreement.

Section 4. Sponsor Related Parties. Parent’s right to seek specific performance under this commitment letter pursuant to Sections 5 and 11 hereof (subject to the terms hereof) are intended to be the sole and exclusive direct or indirect remedies available to Parent or the Company and any former, current or future director, officer, employee, agent, general or limited partner, manager, “principal”, member, stockholder or Affiliate of Parent or the Company against (a) the MDP VII Funds, (b) any former, current or future director, officer, employee, agent, general or limited partner, manager, “principal”, member, stockholder or Affiliate of the MDP VII Funds (including Investor

(provided, for clarity, nothing herein shall affect Parent’s rights against Investor pursuant to the Subscription Agreement)) or (c) any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any of the persons referred to in clause (b) above (the persons referred to in clauses (a) through (c) above, each a “Sponsor Related Party”), in respect of any liabilities or obligations arising under, or in connection with, this commitment letter, the Subscription Agreement, or the Merger Agreement and the transactions contemplated hereby and thereby, including in the event the Parent or the Merger Sub breaches their respective obligations under the Merger Agreement. Under no circumstances shall any Sponsor Related Party be liable for special, incidental, consequential, exemplary or punitive damages under or in connection with the Merger Agreement, the Subscription Agreement, this commitment letter or the transactions contemplated or otherwise incidental thereby or hereby. Sponsor Related Parties are expressly intended as third party beneficiaries of this provision of this commitment letter.

Section 5. Termination. This commitment letter and the obligation of the MDP VII Funds to fund the portion of the Closing Commitment or Damages Commitment applicable to them will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the Closing, (b) the valid termination of the Subscription Agreement in accordance with its terms and (c) except as expressly contemplated by Section 11 hereof, the Parent, Company or any of their respective Affiliates, directly or indirectly, asserting a claim or commencing an Action (in each case, whether in tort, contract or otherwise) against Investor, the MDP VII Funds or any other Sponsor Related Party (each a “Non-Recourse Party”) in each case with respect to this commitment letter, the Subscription Agreement, the Merger Agreement or any of the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection herewith or therewith).

Section 6. Representations and Warranties.

Each of the MDP VII Funds represents and warrants to Investor that:

(a) Each of the MDP VII Funds is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b) The MDP VII Funds have all requisite power and authority and have taken all action necessary in order to execute and deliver, and perform their obligations under, this commitment letter, and to consummate the transactions contemplated by this commitment letter; and no other approval is required for the MDP VII Funds to fulfill their obligations under the Closing Commitment;

(c) this commitment letter has been duly and validly executed, and assuming the due authorization, execution and delivery of this commitment letter by Investor, constitutes the valid and binding obligation of the MDP VII Funds, enforceable against the MDP VII Funds in accordance with its terms, except as may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally or by general equitable principles;

(d) other than any filing with the SEC as required by Sections 13(d) or 16(a) of the Exchange Act, no consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the valid execution, delivery or performance of this commitment letter by the MDP VII Funds;

(e) the execution, delivery and performance by the MDP VII Funds of this commitment letter does not and will not (i) violate the limited partnership agreements and any other organizational documents of the MDP VII Funds, (ii) subject to the receipt of consents and approvals of Governmental Entities contemplated by the Merger Agreement and the Subscription Agreement, violate any applicable law or order to which the MDP VII Funds or any of their assets are subject or (iii) require any consent or other action by any Person under, constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in any breach of or give rise to any right of termination, cancellation, amendment or acceleration of, any right or obligation under any Contract or otherwise of the MDP VII Funds;

(f) Each of the MDP VII Funds have, and will have at the Investment Closing, access to funds necessary to pay and perform its obligations under this commitment letter;

(g) Each of the MDP VII Funds have the financial capacity to pay and perform their obligations under this letter agreement (subject to the terms and conditions hereof) and all funds necessary for such MDP VII Funds to fulfill their obligations under this commitment letter shall be available to such MDP VII Funds for so long as this commitment letter shall remain in effect in accordance with the terms hereof;

(h) there are no conditions to the each of the applicable MDP VII Funds applicable Closing Commitment except as expressly set forth herein;

(i) the amount that the MDP VII Funds will fund under their applicable Closing Commitment is an amount less than the maximum amount each such MDP VII Funds is permitted (by Contract, organizational documents or otherwise) to invest in any single portfolio company investment, or permission to make such investment has been obtained by such MDP VII Funds in accordance with any such Contract, organizational documents or other requirement; and

(j) none of the information to be supplied by or on behalf of the MDP VII Funds for inclusion in the Proxy Statement or the Schedule 13E-3 will (i) in the case of the Schedule 13E-3 (or any amendment thereof or supplement thereto), as of the date of filing and as of the date of the Company Stockholders’ Meeting, and (ii) in the case of the Proxy Statement (or any amendment thereof or supplement thereto), as of the date of filing or mailing to the Company’s stockholders and as of the date of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 7. Applicable Law; Jurisdiction.

(a) This commitment letter will be governed by the Delaware Law without regard to the conflicts of law principles thereof. All actions and proceedings arising out of or relating to this commitment letter shall be heard and determined in the Court of Chancery of the State of Delaware, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUCH ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS COMMITMENT LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7(b).

Section 8. Amendment; Entire Agreement. This commitment letter may be amended only by an agreement in writing executed by Investor and each MDP VII Fund and with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). This commitment letter, together with the Subscription Agreement, contain the entire understanding of the Parties with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

Section 9. Assignment. The Closing Commitment evidenced by this commitment letter shall not be assignable by Investor without the MDP VII Funds’ and the Parent’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the MDP VII Funds and the Parent (with the Parent’s consent not to be unreasonably withheld, conditioned or delayed) and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Except as expressly permitted in Section 1 hereof, no transfer of any rights or obligations hereunder by the MDP VII Funds shall be permitted without the consent of Investor and Parent. In addition, the rights of Investor may not be assigned without the MDP VII Funds’ and the Parent’s prior written consent (with the Parent’s consent not to be unreasonably withheld, conditioned or delayed). Any purported transfer or assignment of any portion of a party’s rights or obligations hereunder in contravention of this Section 9 shall be null and void ab initio.

Section 10. Counterparts. This commitment letter may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be considered one and the same agreement.

Section 11. Parties in Interest; Third Party Beneficiaries. This commitment letter is for the sole benefit of and shall be binding upon Investor and the MDP VII Funds and their respective successors and permitted assigns. Nothing in this commitment letter, express or implied, is intended to or shall confer upon any person other than Investor and the MDP VII Funds any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this commitment letter, except as provided in Section 4 hereof with respect to Sponsor Related Parties, in Section 12 hereof with respect to Non-Recourse Parties, and that the Parent shall be an express third-party beneficiary of this commitment letter and shall be entitled to seek a decree or order for specific performance to cause Investor to draw down the full proceeds of the Closing Commitment and for the MDP VII Funds to fund the Closing Commitment and to specifically enforce the other provisions of this commitment letter, in each case, subject to the terms and conditions hereof, but only in the event that the Parent would be able to obtain specific performance of the Investor’s obligation to consummate the Investment Closing under the Subscription Agreement pursuant to, and in accordance with, Section 13.4(b) of the Subscription Agreement. For the avoidance of doubt, the Closing Commitment will be funded to Investor and under no circumstances will the Parent or the Company be entitled to or seek that the MDP VII Funds fund, or cause the funding, of the Closing Commitment directly to Parent or the Company. None of Investor’s or the Parent’s creditors (including the Company) shall have any right to enforce this commitment letter or to cause Investor to enforce this commitment letter and none of the Parent’s or the Company’s equity holders or creditors shall have any right to enforce or cause Investor to enforce this commitment letter.

Section 12. Non-Recourse. Except to the extent expressly set forth in this commitment letter or any document or instrument delivered in connection herewith, and notwithstanding the fact that each of the MDP VII Funds is a limited partnership, by its acceptance of the benefits of this commitment letter, Investor acknowledges and agrees that (a) all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this commitment letter, or the negotiation, execution or performance of this commitment letter (including any representation or warranty made in or in connection with this commitment letter or as an inducement to enter into this commitment letter), may be made only against the MDP VII Funds and (b) no Non-Recourse Party shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this commitment letter or for any claim based on, in respect of, or by reason of this commitment letter or its negotiation or execution, and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Recourse Party. Recourse against the MDP VII Funds pursuant to this commitment letter shall be the sole and exclusive remedy of Investor, Parent, Merger Sub and all of their respective Affiliates against the MDP VII Funds and the other Non-Recourse Parties (other than Investor pursuant to the Subscription Agreement) in respect of any liabilities or obligations arising under, or in connection with, the Subscription Agreement, the Merger Agreement or the Transactions or other transaction contemplated thereby. Notwithstanding the Parent’s rights as third party beneficiary hereunder as contemplated by Section 11 hereof, Parent is subject to this Section 12 hereof to the same extent as Investor. Non-Recourse Parties are expressly intended as third party beneficiaries of this provision of this commitment letter.

Section 13. Confidentiality. This commitment letter shall be treated as confidential and is being provided to Investor solely in connection with the transactions contemplated by the Subscription Agreement. This commitment letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of Investor and the MDP VII Funds. The foregoing notwithstanding, this commitment letter shall be provided to Parent and the Company, and Parent, the Company and the undersigned may disclose the existence of this commitment letter (a) to its Affiliates and representatives, (b) to the extent required by applicable law, requested by a Government Entity or to the extent required in connection with any regulatory filings relating to the Subscription Agreement, Merger Agreement or the transactions contemplated thereby and (c) in connection with any Action relating to the Subscription Agreement, Merger Agreement or the transactions contemplated thereby.

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Please countersign a copy of this commitment letter and return it to Investor to confirm your agreement with the terms set forth in this commitment letter.

Sincerely,

Madison Dearborn Capital Partners VII-A, L.P.

By: Madison Dearborn Partners VII-A&C, L.P.
Its: General Partner

By: Madison Dearborn Partners, LLC
Its: General Partner

By:	/s/ Vahe A. Dombalagian
Vahe A. Dombalagian
Its: Managing Director

Madison Dearborn Capital Partners VII Executive-A, L.P.

By: Madison Dearborn Partners VII-A&C, L.P.
Its: General Partner

By: Madison Dearborn Partners, LLC
Its: General Partner

By:	/s/ Vahe A. Dombalagian
Vahe A. Dombalagian
Its: Managing Director

Madison Dearborn Capital Partners VII-C, L.P.

By: Madison Dearborn Partners VII-A&C, L.P.
Its: General Partner

By: Madison Dearborn Partners, LLC
Its: General Partner

By:	/s/ Vahe A. Dombalagian
Vahe A. Dombalagian
Its: Managing Director

[Signature Page to MDP VII Funds Equity Commitment Letter]

ACCEPTED:

MH JV Holdings, L.P.

By:	Madison Dearborn Partners VII-A&C, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/ Vahe A. Dombalagian
Name:	Vahe A. Dombalagian
Title:	Managing Director

[Signature Page to MDP VII Funds Equity Commitment Letter]